Exhibit 10.1

               EMPLOYMENT and CONSULTING AGREEMENT

     THIS EMPLOYMENT AND CONSULTING AGREEMENT ("Agreement") is made this 1st day of July, 1998 by and between Innovative Coatings Corporation, a Georgia corporation having its principal office at 3350 West Town Point Drive, Kennesaw, Georgia 30144 (the "Company"); and Donald H. Sigler, Jr., an individual residing at 2100 Four Mile Drive, Kalispell, MT 59901, ("Sigler" or "Employee").

     FOR AND IN CONSIDERATION of the mutual promises, agreements and covenants contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Employment: Position and Duties. The Company hereby agrees to employ Sigler to act as, and to exercise all of the powers and functions of, its Chairman of the Board and Financial Consultant during the term hereof (as set forth in paragraph 4 herein) and to perform such acts and duties and to generally furnish such services to the Company and its subsidiaries (if any) as is customary for a senior management person with a similar position in like companies; and he shall have such specific powers, duties and responsibilities as the Board of Directors of the Company shall from time to time reasonably prescribe, provided that such duties and responsibilities are consistent with Sigler's senior management position. Sigler hereby agrees to accept such employment and shall perform and discharge faithfully, diligently, and to the best of his abilities such duties and responsibilities and shall devote most of his working time and efforts to the business and affairs of the Company and its subsidiaries; provided however, that, to the extent consistent with the needs of the Company, Sigler shall be entitled to expend a reasonable amount of time on civic, public, industry, and philanthropic activities and on the management of his own investments and assets. Sigler recognizes that as a matter of law the election of a person to a board of directors is performed by the shareholders of a corporation and that such election cannot generally be the subject of a contractual agreement, however, as long as Sigler is elected to the board as a director, Sigler shall perform all those duties of a Director.

2. Place of Employment. During his employment hereunder, Sigler's principal place of employment shall be located at the Company's principal place of business or principal executive office, wherever located as designated from time to time by the Board of Directors of the Company; provided however, notwithstanding the foregoing, Sigler shall be required to conduct his duties and responsibilities hereunder (except for routine and customary business travel) only from executive offices located in Georgia.

3. Compensation.

     (a) Base Salary. The Company shall pay to Sigler an annual base salary ("Base Salary") of $70,000, payable in accordance with the Company's customary payroll policy for its executives, and subject to applicable tax and payroll deductions; and an annual non-accountable expense allowance of $20,000 payable monthly. Sigler's Base Salary shall be reviewed annually by the Company's Board of Directors which may make upward adjustments as within its discretion and it deems appropriate.

     (b) Incentive Compensation. Sigler's incentive compensation, if any, shall be determined annually by the Company's Board of Directors.

     (c) Certain Other Benefits. During the term of this Agreement, Sigler shall be entitled to equity participate in any and all Sigler benefit plans and arrangements which are available to senior executive officers of the Company, including without limitation, group medical and life insurance plans, accidental death benefit plans, disability insurance plans, pension plans, and automobile expense reimbursement allowances or Company-provided automobiles.

4. Term. The term of Sigler's employment with the Company shall be for a one-year period commencing July 1, 1998 or earlier and continuing through June 30, 1999 (the "initial term"); provided, however, that this Agreement shall be automatically renewed for successive one-year periods (each a "successor term"; and together with the initial term, generally 'the term') unless either party hereto gives written notice of termination to the other party at least twelve months prior to the expiration of the initial term or of any successor term. By way of illustration, if neither party gives to the other party a written notice of termination by June 30, 1999 this Agreement shall be automatically renewed for a one-year period ending on June 30, 2000.

5. Stock Options. Periodic stock and incentive stock option grants to Sigler, if any, shall be determined by the Board of Directors.

6. Unauthorized Disclosure and Sigler's Right of Ownership. For a period of two years after termination of employment, Sigler shall not without the written consent of the Company, disclose to any person, other than person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Sigler of his duties as an executive officer of the Company, any material confidential information obtained by Sigler while in the employ of the Company with respect to the businesses of the Company or any of its subsidiaries, including by not limited to, operations, pricing, contractual or personnel date, products, discoveries, improvements, trade secrets, license agreements, marketing information, suppliers, dealers, principals, customers, or methods of distribution, or any other confidential information the disclosure of which Sigler knows or in the exercise of reasonable care should know will be damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Employee) or any information not otherwise considered by the Company to be confidential. Furthermore, all inventions conceived or developed by Sigler in which the equipment, supplies, facilities, or trade secret information of the Company was used, or that relate to the business of the Company or to the Company's actual or demonstrably anticipated research and development, or that result from any work performed by Sigler for the Company will remain the property of the Company. All other inventions conceived or developed by Sigler during the term of this Agreement will remain the property of Employee.

7. Indemnification of Employee. The Company shall indemnify Sigler if Sigler is made a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, because Sigler is or was an officer or director of the Company or any of its subsidiaries, affiliates, or successors, against expenses (including reasonable attorneys fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the General Corporation Law of the State of Georgia and any other applicable law in effort from time to time.

8. Termination.

     (a) Termination Upon Death. If Sigler dies during the term of this Agreement, Sigler's legal representatives shall be entitled to receive the Base Salary through the last day of the first month following the month in which Sigler's death occurred. If in respect of the fiscal year in which Sigler dies he would otherwise have been entitled to receive incentive compensation under paragraph 3(c) by reason of the operations of the Company during such fiscal year, Sigler's legal representatives shall be entitled to receive a pro rata portion of such incentive compensation determined by multiplying the dollar amount of the incentive compensation involved by a fraction, the numerator of which shall be the number of complete calendar months that elapsed during the fiscal year through the end of the month in which Sigler died and denominator of which shall be twelve.

     (b) Termination Upon Disability or Incapacity. The Company may terminate Sigler's employment hereunder at the end of any calendar month by giving written notice of termination to Sigler in the event of Sigler's incapacity due to physical or mental illness which prevents the proper performance of the duties of Sigler set forth herein or established pursuant hereto for a substantial portion of any six-month period of Sigler's term of employment hereunder. Any questions as to the existence or extent of illness or incapacity of Sigler upon which the Company and Sigler cannot agree shall be determined by a qualified independent physician selected by the Company and approved by Sigler (or, if Sigler is unable to give such approval, by any adult member of the immediate family or the duly appointed guardian of Employee). The determination of such physician certified in writing to the Company and to Sigler shall be final and conclusive for all purposes of this Agreement. In the event of any such termination pursuant to this subparagraph 8(b), Sigler shall be entitled to receive his Base Salary through the last day of the month in which this Agreement is terminated. If in respect of the fiscal year in which Sigler's employment terminates pursuant to this subparagraph 8(b) he would otherwise have been entitled to receive incentive compensation under paragraph 3(c) by reason of the operations of the Company during such fiscal year, Sigler shall be entitled to receive a pro rata portion of such incentive compensation determined by multiplying the dollar amount of the incentive compensation by a fraction, the numerator of which shall be the number of complete calendar months that elapsed during the fiscal year through the end of the month in which Sigler's employment terminated pursuant to subparagraph 8(b) and the denominator of which shall be twelve.

     (c)Termination for Cause. The Company may terminate Sigler's employment hereunder for "cause" (as hereinafter defined) by giving written notice of termination of this Agreement to Employee. For the purpose of this Agreement, the Company shall have "cause" to terminate Sigler's employment hereunder upon Sigler's (l) habitual drunkenness or drug addiction or willful failure materially to perform and discharge his duties and responsibilities hereunder, or (ii) misconduct that is materially and significantly injurious to the Company, or (iii) conviction of a felony involving the personal dishonesty of Sigler or moral turpitude, or (iv) conviction of Sigler of any crime or offense involving the property of the Company. Upon any such termination for cause under this subparagraph 8(c), the Company shall pay Sigler his Base Salary through the date of termination, and the Company shall have no further obligations under this Agreement.

     (d) Termination Without Cause. The Company shall have the right to terminate Sigler's employment under this Agreement at any time, without cause, by giving Sigler not less than sixty (60) days prior written notice of such termination. Until the effective date of any such termination, the Company shall continue to pay to Sigler the full compensation specified in this Agreement. In addition, on the effective date of termination the Company shad pay to Sigler the full amount of all Base Salary to which Sigler would otherwise have been paid throughout the remaining term (including any successor term, if applicable) of this Agreement.

9. Reimbursement of Legal Fees. The Company agrees to reimburse Sigler for reasonable attorneys fees, if any, incurred in connection with the negotiation, preparation, and execution of this Agreement.

10. Application for Insurance. The Company at its option has the right to obtain a "key-man" life insurance policy, at the Company's expense, with the Company being the sole beneficiary of such policy. Sigler hereby agrees to undergo the necessary physical examinations and disclose any pertinent disclaimers and information to obtain said policy.

11. Miscellaneous.

     (a) Assignment and Binding Effect. The respective rights and obligations of the parties under this Agreement shall be binding upon the parties hereto and their heirs, executors, administrators, successors, and assigns, including, in the case of the Company, any other corporation or entity with which the Company may be merged or otherwise combined or which may acquire all or substantially all of the Company's assets and, in the case of Employee, his estate or other legal representatives; provided that Sigler may not assign his rights hereunder without the prior written consent of the Company.

     (b) Governing Law. This Agreement shall be governed as to its validity, interpretation and effect by the laws of the State of Georgia.

     (c) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid, illegal, or unenforceable for any reason, the remaining provisions and portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law. Such invalid, illegal, or unenforceable provision(s) shall be deemed modified to the extent necessary to make it (them) valid, legal and enforceable.

     (d) Entire Agreement; Amendments. This Agreement constitutes the entire agreement and understanding of the Company and Sigler with respect to the terms of Sigler's employment with the Company and supersedes all prior discussions, understandings, and agreements with respect thereto.

     (e) Captions. All captions and headings used herein are for convenient reference only and do not form part of this Agreement.

     (f) Waiver. The waiver of a breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach or this Agreement.

     (g) Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and shall be delivered by hand, or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

If to Sigler:

Donald H. Sigler, Jr.
2100 Four Mile Drive
Kalispell, MT 59901

If to the Company:

Innovative Coatings Corporation
Suite 200
3350 West Town Point Drive
Kennesaw, Georgia 30144
Attn: Chief Executive Officer

     (h) Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Employee                    Innovative Coatings Corporation

/s/ Donald H.Sigler, Jr.     By: /s/ Jerry S. Phillips

Donald H. Sigler,Jr.          Jerry S. Phillips
                              Its: President and CEO